Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 12, 2018 /PRNewswire/ -- The Bank of South Carolina Corporation, (Nasdaq: BKSC) announced unaudited earnings of $1,726,357 or $0.31 basic and diluted per share for the quarter ended June 30, 2018 – an increase of 24.52% from earnings for the quarter ended June 30, 2017 of $1,386,385 or $0.25 basic and diluted per share. Earnings for the six months ended June 30, 2018 increased $726,114 or 27.79% to $3,338,587 compared to $2,612,473 for the six months ended June 30, 2017. Returns on average assets and average equity for the six months ended June 30, 2018 were 1.57% and 15.59%, respectively, compared to 2017 returns on average assets and average equity of 1.26% and 12.47%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Improved loan demand, strong margins, and continued emphasis on management of expenses have led to a strong second quarter and first half of the year. We are pleased to be ahead of budget and last year's performance to date. We look forward to the rest of 2018."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

The following table shows the balance sheet and income statement highlights:

	(Unaudited) June 30,	(Unaudited) June 30,
	2018	2017

Shares Outstanding
BKSC Common Stock	5,501,639	5,466,878

Book Value Per Share	$ 7.86	$ 7.88
Total Assets	$ 426,770,905	$ 430,303,999

Three Months Ended

Net Income	$ 1,726,357	$ 1,386,385

Basic Earnings Per Share	$ 0.31	$ 0.25
Diluted Earnings Per Share	$ 0.31	$ 0.25

Weighted Average Shares
Outstanding Basic	5,492,896	5,464,697

Weighted Average Shares
Outstanding Diluted	5,586,585	5,588,687

Six Months Ended

Net Income	$ 3,338,587	$ 2,612,473
Basic Earnings Per Share	$ 0.63	$ 0.48
Diluted Earnings Per Share	$ 0.61	$ 0.47

Weighted Average Shares
Outstanding Basic	5,339,187	5,461,603

Weighted Average Shares
Outstanding Diluted	5,433,360	5,584,373

CONTACT: Eugene H. Walpole, IV, TELEPHONE: (843) 724-1500